Exhibit 8.1

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309-3424

404-881-7000

Fax: 404-881-7777

www.alston.com

April 19, 2011

TMX Finance LLC

TitleMax Finance Corporation

  and the guarantors listed on Annex A

15 Bull Street, Suite 200

Savannah, GA 31401

Re:	Registration Statement on Form S-4

Ladies & Gentlemen:

We are acting as tax counsel to TMX Finance LLC, a Delaware Limited Liability Company, and TitleMax Finance Corporation, a Delaware corporation, (together, the “Companies”), in connection with the registration statement on Form S-4, File No. 333-172244 and -01 to -12 (as amended, the “Registration Statement”), filed by the Companies with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register (a) $250,000,000 aggregate principal amount of the Issuers’ 13.25% Senior Secured Notes due 2015 (the “New Notes”) and (b) the related guarantees of the New Notes by the Guarantors (together with the New Notes, the “Securities”) to be issued under an Indenture, dated as of June 21, 2010, among the Issuers, the Guarantors and Wells Fargo Bank, National Association, as Trustee and Collateral Agent (the “Trustee”). Following the effectiveness of the Registration Statement, the Registrants intend to issue the Securities to the holders of $250,000,000 aggregate principal amount of the Issuers’ 13.25% Senior Secured Notes due 2015 (the “Old Notes”) in exchange for such Old Notes and the related guarantees of the Old Notes by the Guarantors (together with the Old Notes, the “Old Securities”). This opinion letter is rendered pursuant to Item 16 of Form S-11 and Item 601(b)(8) of Regulation S-K.

You have requested our opinion as to the accuracy of the discussion of U.S. federal income tax considerations contained under the caption “Federal Income Tax Considerations” in the Registration Statement.

In preparing this opinion letter, we have reviewed the Registration Statement and such other documents as we have considered relevant to our analysis. Our opinion letter is based solely on the information and representations in such documents. In our examination of such documents, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity

Atlanta • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Ventura County • Washington, D.C.

TMX Finance LLC

April 19, 2011

of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

For purposes of our opinion, we have not made an independent investigation of the facts, representations, and covenants set forth in the Registration Statement, or in any other document. Consequently, we have assumed, and relied on your representations, that the information presented in the Registration Statement, and other documents accurately and completely describe all material facts relevant to our opinion. We have assumed that such representations are true without regard to any qualification as to knowledge or belief. Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations and covenants. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein may affect our conclusions set forth herein.

The opinions expressed herein are based upon the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein. In addition, as noted above, our opinions are based solely on the documents that we have examined and the representations that have been made to us and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us are, or later become, inaccurate. Our opinions are limited to the U.S. federal income tax matters specifically covered herein. We have not opined on any other tax consequences to the Companies or any other person. Further, we express no opinion with respect to other federal laws or the laws of any other jurisdiction.

Based on the foregoing, we are of the opinion that the statements set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” in the Registration Statement, insofar as such statements summarize United States federal income tax law, are accurate in all material respects.

No opinions other than those expressly contained herein may be inferred or implied. This opinion letter is solely for the benefit of the Companies and the holders of the Old Securities and prospective holders of the Securities and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.

This opinion letter is being furnished to you for submission to the Securities Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a

TMX Finance LLC

April 19, 2011

part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely,

Alston & Bird LLP

By:	/s/ Matthew A. Stevens
Matthew A. Stevens
A Partner